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                              ARTICLES OF INCORPORATION
                                          OF
                                      JCAC, INC.

         The undersigned, desiring to form a corporation for profit under the Florida Business Corporation Act, does hereby certify:

    FIRST:    The name of the corporation shall be:  JCAC, Inc.

    SECOND:   The address of the principal office and the mailing address of the corporation shall be: 1300 PNC Center, 201 E. Fifth Street, Cincinnati, Ohio 45202.

    THIRD:    The number of shares which the corporation is authorized to have outstanding is ONE THOUSAND (1000) common shares with a par value of $0.01 per share.

    FOURTH:   The street address of the corporation's initial registered office is c/o C T Corporation System, 1200 South Pine Island Road, City of Plantation, Florida 33324, and the name of its initial registered agent at such address is C T Corporation System.

    FIFTH:    The name and street address of the incorporator to these Articles of Incorporation is Jon M. Berry, 1300 PNC Center, 201 E. Fifth Street, Cincinnati, Ohio 45202.

    SIXTH:    The corporation may engage in the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Florida.

    SEVENTH: The number of directors constituting the initial board of directors is two (2), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are: R. Christopher Weber and Jon M. Berry, both at 1300 PNC Center, 201 E. Fifth Street, Cincinnati, Ohio 45202.

    EIGHTH:   The corporation shall, to the fullest extent of the Florida
Business Corporation Act, as the same may be amended or supplemented, indemnify any and all persons whom it shall have power to indemnify under such provisions from and against any and all expenses, liabilities or other matters referred to in or covered by such provisions, and this indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.


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          IN WITNESS WHEREOF, I have hereunto subscribed my name as incorporator of JCAC, Inc., this 8th day of February, 1996.


                             /s/ Jon M. Berry
                             -----------------------------------
                             Jon M. Berry, Incorporator



                         ACCEPTANCE BY THE REGISTERED AGENT
                                   AS REQUIRED IN
                        SECTION 607.0501 (3) FLORIDA STATUTES:


    C T Corporation System is familiar with and accepts the obligations as registered agent of JCAC, Inc., provided for in Section 607.0505.


                                  C T CORPORATION SYSTEM



Dated:  February 8, 1996               By:/s/ G. L. Hatfield
                                     ---------------------------
                                       G. L. Hatfield
                                  ------------------------------
                                      (Typed Name of Officer)

                                       Asst. Secretary
                                  ------------------------------
                                         (Title of Officer)